                                                                    EXHIBIT 99.3

                     OPTICAL COMMUNICATION PRODUCTS, INC.

                     STOCK OPTION AGREEMENT (1993 VERSION)

          THIS AGREEMENT is effective as of June 28, 1993, by and between Optical Communication Products, Inc. (the "Company") and ______________ ("Optionee");

          WHEREAS, the Board of Directors of the Company (the "Board") has authorized granting to Optionee a stock option (the "Option") to purchase shares of common stock, no par value ("Common Stock"), of the Company in accordance with and on the terms and conditions hereinafter stated;

          NOW, THEREFORE, it is hereby agreed:

     1.  Grant of Option.  The Company hereby grants to Optionee the option to
         ---------------
purchase all or any part of ____________ shares of Common Stock of the Company at the price of $___ per share. The date of grant of this Option is the date first set forth above. The shares which may be purchased under this Option are referred to as the "Shares." This Option shall be treated for federal income tax purposes as a non-qualified option (rather than an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended).

     2.  Exercise.
         --------

         (a)  This Option shall be exercisable as follows:

         This Option shall become first exercisable in part at the end of the first year following the date of grant; thereafter, the Optionee may purchase by exercise of this Option an aggregate of up to twenty-five percent (25%) of the total number of Shares subject to this Option until the end of the next year; an aggregate of up to fifty percent (50%) of such Shares until the end of the year following that; an aggregate of up to seventy-five percent (75%) of such Shares until the end of the year following that, in each case calculated to the nearest full share. Each of the years just mentioned shall be a period ending on an anniversary date of this Agreement. At any time on or after the fourth such anniversary date until this Option expires, the Optionee may purchase all or any part of the Shares subject to this Option which Optionee theretofore has not purchased.

         (b) This Option shall remain exercisable as to all of such Shares until ten (10) years from the date of grant of this Option, unless this Option has expired or terminated earlier in accordance with the provisions hereof. Shares as to which this Option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this Option.

         (c) Notwithstanding the preceding provisions of this paragraph, upon delivery of notice from the Company of the pendency of dissolution or liquidation of the Company or a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving corporation or a sale of substantially all the assets and property of the Company to another person (a "Terminating Event") , this Option shall be exercisable as to those Shares with respect to which installments, if any, have then accrued. Thirty (30) days after delivery of said notice, this Option or any portion hereof not exercised shall terminate, unless provision be made in connection with the Terminating Event for assumption of this Option or for substitution of new options for this Option covering an equivalent amount of stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the election of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices.

         (d) This Option shall be subject to adjustments in price and number of shares to reflect any stock split, stock dividend, recapitalization, reincorporation, or similar event (other than those specified in (c) above), to preserve, but not increase, the benefits of the Optionee, so that immediately after such event the Optionee shall be entitled, upon payment to the Company of the aggregate exercise price under this Option, to receive that number of shares or other property that Optionee would have received had Optionee exercised this Option in full immediately prior to such event.

     3.  Exercise of Option.  This Option may be exercised by written notice
         ------------------
delivered to the Company stating the number of Shares with respect to which this Option is being exercised, together with a check (which the Board may require to be a cashier's or certified check) or cash in the amount of the purchase price of such shares. Not less than ten (10) Shares may be purchased at any one time unless the number purchased is the total number which nay be purchased under this Option, or any installment thereof. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the satisfaction of any federal and state taxes then due.

     4.  Cessation of Employment (Other Than Death or Total Disability).  Except
         --------------------------------------------------------------
as provided in Section 5 hereof, if Optionee shall cease to be employed by the Company or an affiliate for any reason other than Optionee's permanent and total disability or death, this Option shall expire thirty (30) days after the date on which the Optionee ceases employment or on the date specified in Section 2 hereof, whichever is earlier. Before such expiration, Optionee shall have the right to exercise this Option only as to those Shares with respect to which installments, if any, had accrued under Section 2 hereof at the date of termination of employment. Optionee shall be deemed to be employed if Optionee is an employee, director or consultant of the Company or an affiliate.

     5.  Nontransferability; Death or Total Disability of Optionee.  This Option
         ---------------------------------------------------------
shall be exercisable during Optionee's lifetime only by Optionee and may not be transferable, except

(i) by will or the laws of descent and distribution and (ii) this option may be assigned in whole or in part during Optionee's lifetime to one or more members of Optionee's family or to a trust established for the exclusive benefit of one or more such family members or to Optionee's former spouse to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. Irrespective of whether this Option is held by Optionee or a permitted transferee, if Optionee dies or is permanently and totally disabled while employed by the Company or an affiliate, this Option shall expire one (1) year after the date of Optionee's death, or permanent and total disability, or on the day specified in Section 2 hereof, whichever is earlier. After Optionee's death but before such expiration, the persons to whom Optionee's rights under this Option shall have passed by will or by the applicable laws of descent and distribution, or a person lawfully entitled to act for him, shall have the right to exercise this Option only as to those Shares, if any, for which installments had accrued under Section 2 hereof as of the date on which Optionee ceased to be employed by the Company or a subsidiary corporation. Shares purchased by such persons shall be subject to all the terms and provisions of this Agreement.

     6.  Employment.  This agreement shall not obligate the Company or an
         ----------
affiliate to employ Optionee for any period, nor shall it interfere in any way with the right of the Company or an affiliate to reduce Optionee's compensation or to terminate the employment of Optionee.

     7.  Privileges and Restrictions of Stock Ownership.
         ----------------------------------------------

         (a) Optionee shall have no rights as a stockholder with respect to Common Stock of the Company subject to this Option until the date of issuance of stock certificates to Optionee. Except as provided in Section 2(d) of this Option, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

         (b) By accepting this Option, Optionee, for himself and his transferees by will or the laws of descent and distribution, agrees that any and all shares issued upon exercise of this Option shall be acquired for investment and not for sale or for distribution, that each notice of the exercise of any portion of the Option shall be accompanied by a representation and agreement in writing, signed by the person entitled to exercise the same, that the Shares are being acquired in good faith for investment and not for sale or for distribution and that any and all certificates representing Shares purchased on the exercise of this Option may have affixed thereto an appropriate legend indicating that such Shares have not been registered under the Securities Act of 1933, as amended, and are subject to certain restrictions on transfer, and shall be subject to such restrictions on transfer, and related legends, as in the opinion of counsel may be reasonably prudent under the circumstances, provided, however,
                                                              --------  -------
that if the Shares subject to this Option are registered under the Securities Act of 1933, as amended, and if other applicable laws do not require similar restrictions at the time, the requirements set forth in this Section 7 shall be of no force and effect, and the Optionee may acquire such Shares without giving such a representation.

     8.  Notification of Sale.  Optionee agrees that Optionee, or any person
         --------------------
acquiring shares upon exercise of this Option, will notify the company not more than five (5) days after any sale or disposition of such Shares.

     9.  Notices.  Notices delivered under the Agreement shall be delivered to
         -------
the Company at its principal office (attention: President), and to the Optionee at such address as Optionee shall designate to the Company.

     10.  Market Stand-Off Provisions.
          ---------------------------

         (a) In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, Optionee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any of the Shares without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters up to a maximum period of one hundred-eighty (180) days. The limitations of this
Section 10 shall remain in effect for the two-year period immediately following the effective date of the Company's initial public offering and shall thereafter terminate and cease to have any force or effect. in order to enforce the limitations of this Section 10, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period.

         (b) In the event of any stock dividend, stock split, recapitalization or other change affecting the Company's outstanding Common Stock effected as a class without receipt of consideration, then any new, substituted or additional securities distributed with respect to the shares purchased under the Option shall be immediately subject to the provisions of this Section 10, to the same extent the Shares are at such time covered by such provisions.

     11. Right of First Refusal.
         ----------------------

         (a) The Company is hereby granted the right of first refusal (the "First Refusal Right"), exercisable in connection with any proposed transfer of the shares, including any sale, assignment, pledge, encumbrance or other disposition for value of the Shares intended to be made by the Optionee.

         (b) In the event the Optionee desires to accept a bona fide third-party offer for the transfer of any or all of the Shares acquired under the Option (the shares subject to such offer to be hereinafter called the "Target Shares"), Optionee shall promptly (i) deliver to the corporate Secretary of the Company written notice (the "Disposition Notice") of the terms and conditions of the offer, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror would not be in contravention of the applicable provisions of federal and state securities laws.

         (c) The Company (or its assignees) shall, for a period of 25 days following receipt at the Disposition Notice, have the right to purchase any or all of the Target Shares specified in the Disposition Notice upon the same terms and conditions specified therein, exercisable by delivery of written notice (the "Exercise Notice") to Optionee. If such right is exercised with respect to any or all of the Target Shares specified in the Disposition Notice, then the Company (or its assignees) shall effect the purchase of the Target shares, including payment of the purchase price, not more than 5 business days after delivery of the Exercise Notice; and at such time Optionee shall deliver to the Company the certificates representing the Target Shares to be purchased, each certificate to be properly endorsed for transfer.

         (d) in the event the Exercise Notice is not given to Optionee within 25 days following the date of the Company's receipt of the Disposition Notice, Optionee shall have a period of 30 days thereafter in which to sell or otherwise dispose of the Target Shares to the third-party offeror identified in the Disposition Notice upon terms and conditions (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice. The third-party offeror shall acquire the Target Shares free and clear of the Company's First Refusal Right hereunder, but the acquired shares shall remain subject to the market stand-off provisions of Section 10. In the event Optionee does not effect such sale or disposition of the Target Shares within the specified 30 day period, the Company's First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by Optionee until such right lapses in accordance with paragraph (e).

         (e) The First Refusal Right shall lapse upon a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale of the Company's Common Stock in the aggregate amount of at least $5,000,000, but shall remain in full force and effect to the extent the Shares are at the time covered by such right in the event of any stock dividend, stock split, recapitalization or other transaction affecting the Company's outstanding Common Stock as a class effected without receipt of consideration, and upon a merger, consolidation or reverse merger involving the Company. However, the market stand-off provisions of
Section 10 shall continue to remain in full force and effect following the lapse of the First Refusal Right hereunder.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                             OPTICAL COMMUNICATION PRODUCTS, INC


                                             By:________________________________


                                             OPTIONEE:


                                             By:________________________________